EXHIBIT 99
Elkin, NC 28621
July 20, 2007
Press Release
For Immediate Release
Yadkin Valley Financial Corporation Announces Initiation of Coverage
by Howe Barnes Hoefer & Arnett, Inc.
Yadkin Valley Financial Corporation (NASDAQ Global Select Market: YAVY) announces initiation of research coverage by Howe Barnes Hoefer & Arnett, Inc. in a report dated July 11, 2007. The coverage was initiated with a “buy” recommendation and a twelve month target price of $21 per share. Yadkin Valley Financial Corporation owns 100% of Yadkin Valley Bank and Trust Company.
     Bill Long, President and CEO, stated, “We’re pleased to have coverage from Howe Barnes. Their firm has done a thorough job in researching our performance and in assessing our strategy for building shareholder value.“
     For a copy of the report, contact Anastasia Usova, at Howe Barnes Hoefer & Arnett, Inc. Ms. Usova can be reached at ausova@howebarnes.com or 312-655-2945.
     Yadkin Valley Bank and Trust Company, a community bank headquartered in Elkin, North Carolina, serves customers from twenty-four full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices are located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), and East Bend, Jonesville, Yadkinville (Yadkin County), Pfafftown (Forsyth County) and the Loan Production Office in Wilmington, NC under the Yadkin Valley Bank and Trust name. The offices in Mooresville and Statesville (Iredell County) and Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank.” Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank.” Sidus Financial, LLC, provides mortgage lending services to customers in North Carolina, South Carolina, Virginia, Alabama, Arkansas, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, Pennsylvania, Tennessee and West Virginia.
This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Bank undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
For additional information contact:
Bill Long, President and CEO
Edwin E. Laws, CFO
(336) 526-6312